EXHIBIT 10.72
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
          THIS AGREEMENT is made and entered into between Richard A. Curtis (“Employee”) and ATS MEDICAL, INC. (“the Company”).
          WHEREAS, the Employee was employed by the Company; and
          WHEREAS, the Employee signed an Employment Agreement dated November 30, 2002, and
          WHEREAS, the Employee’s employment is being terminated, and
          WHEREAS, the purpose of this Separation Agreement is to set forth the terms and conditions under which the Employee and the Company will sever their employment relationship.
          NOW, THEREFORE, in consideration of the recitals stated above and the mutual agreements, covenants, and provisions contained in this Separation Agreement, the parties agree as follows:
     1. Termination. The Employee and the Company agree that the effective date of the Employee’s termination is November 15, 2007.
     2. Payments.
a.	As consideration for (i) the terms contained in this Agreement, including the Employee’s release of claims, his agreement to maintain the confidentiality of the Agreement, and his promise to abide by the restrictive covenants in his Employment Agreement, and (ii) the Employee’s agreement to be available for up to 10 hours per month as the Company may reasonably request from time to time for consultation and advice on business development matters while the payments under this Section 2(a) are ongoing, the Employee will receive 13 biweekly payments of eight thousand seventy nine and 87/100 dollars ($8,079.87). The total amount of such payments will be One Hundred Five Thousand Thirty Eight and 31/100 dollars ($105,038.31), less applicable withholdings for taxes.

b.	The Company will also pay health and dental insurance premiums for the Employee through May 2008, consistent with Employee’s current compensation program.

c.	Employee will be allowed to vest in the currently granted but unvested shares of the Company’s stock, granted to Employee through January 10, 2008, which number 25,300 shares.

d.	Employee will receive a one time payment of Nine Thousand Nine Hundred Seventy Three and 31/100 Dollars ($9,973.31), less applicable withholdings for taxes.

e.	The Company will pay Employee $31,860 for accumulated PTO hours.

f.	Employee shall have no right to any compensation, benefits, salary or bonus beyond that referenced in the preceding subparagraphs of this Section 2. These sums will only be paid, however, provided the rescission period referred to in Section 7 has expired without rescission of this Agreement by the Employee.

g.	The Company will pay the Employee and the Employee will accept from the Company, in full and final settlement, the above-referenced consideration.
     Employee agrees that he is solely responsible for any and all liability created under the federal and state tax laws and agrees to indemnify the Company and hold it harmless for all such liability or obligations, if any. Further, the Company makes no warranty concerning the treatment of any sums paid hereunder under said laws and employee has not relied upon any such warranty.
     The Employee understands that no additional money is to be paid or other consideration given to him on account of his employment or termination of employment with the Company other than the consideration referenced in this Agreement.
     3. Full Compensation. The payments that will be made on Employee’s behalf to the Employee for his benefit pursuant to this Separation Agreement will compensate him for and extinguish any and all of his claims arising out of his employment with the Company or his employment termination, including but not limited to claims for attorneys’ fees and costs, and any and all claims for any type of legal or equitable relief.
     4. Benefits. The Employee is a participant in various employee benefit plans sponsored by the Company. The payment of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans, except to the extent those rights have been explicitly extended in this Agreement. The Company will answer any reasonable questions that the Employee may have from time to time and will offer him the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.
     5. Records, Documents and Property. Employee will return to the Company all its property, including any keys, cell phones, computers, and any documents or property of the Company. The Employee will also confirm that he has no duplicates of any documents or items returned.
     6. General Release. In consideration of the payments and other undertakings stated herein, the Employee will sign a separate Release in the form attached hereto as Exhibit A at the time he signs this Separation Agreement. This Separation Agreement shall not be interpreted or construed to limit the General Release in any manner, or vice versa.

     7. Rescission. Employee will have up to 21 days to consider this Separation Agreement before signing it. Once this Agreement is executed, Employee may rescind this Separation Agreement within seven (7) calendar days to reinstate federal Age Discrimination in Employment Act claims and within fifteen (15) calendar days to reinstate Minnesota Human Rights Act claims under state law. To be effective, any rescission within the relevant time periods must be in writing and delivered to the Employer, in care of Ms. Barb Searle, ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota, 55447, either by hand or by mail within the 15-day period. If sent by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to the Employer; and (3) sent by certified mail, return receipt requested.
     If the Employee gives notice of rescission within the 15-day time period, he shall no longer be entitled to the payments or benefits referred to in Section 2, and his original involuntary termination shall remain as stated above.
     8. Confidentiality of Terms. The terms of this Separation Agreement and Release will be treated as confidential by the Employee and he shall not disclose its terms to anyone except the Employee may disclose the terms of this Agreement to his legal counsel, professional accountant, tax or professional financial advisor, spouse or as may be required by law or court order.
     9. Restrictions of Employment Agreement. The restrictions on the use of inventions, confidential information, competitive activities, and the provisions dealing with the enforcement of those restrictions contained in the Employment Agreement dated November 30, 2002, specifically sections 5, 6 and 7, will continue in full force and effect even though employment under that Employment Agreement is terminated. Employee confirms his commitments to those restrictions and recognizes that the payments in Section 2 above as further consideration for his promise to abide by those restrictions. Any failure to abide by those restrictions will result in forfeiture of all payments, whether paid or unpaid, and unvested stock, described in Section 2. The terms of this Section 9 notwithstanding, the Company agrees that Employee may accept employment with ErySave AB without violating the terms of this Agreement or the Employment Agreement. Employee may also accept employment with IFC Medical (“IFC”) so as long as neither IFC, nor any IFC related entity to whom Employee provides services directly or indirectly, develops or sells products competitive with any products developed, manufactured or sold by the Company.
     10. Non-Disparagement. The Employee agrees that he shall not disparage or defame the Company or its agents or employees in any respect or make any comments concerning their employment relationship. Employee agrees not to make any negative statements concerning his relationship with the Company, either in the employment or personal context.
     11. Non-Admission. Nothing in this Separation Agreement is intended to be, nor will be deemed to be, an admission of liability by the Company that it has violated any state or federal statute, local ordinance or principle of common law, or that it has engaged in any wrongdoing.

     12. Non-Assignment. The parties agree that this Separation Agreement and the Release will not be assignable by Employee unless the Company agrees in writing.
     13. Injunctive Relief. Employee agrees that the Company will suffer irreparable injury if Employee breaches any portion of this Agreement. Therefore, Employee agrees that in addition to any legal action for money damages, an action for injunctive relief will be appropriate upon such a breach, and further agrees to reimburse the Company for its reasonable attorneys’ fees, costs, and expenses incurred in enforcing Employee’s obligations hereunder and further agrees to waive any requirement that the Company post a bond as a condition of injunctive relief.
     14. Merger/Entire Agreement. This Separation Agreement and the Release attached as Exhibit A, and the Employment Agreement dated April 15, 2003 constitute the entire agreements between the parties with respect to the employment, association and the termination of the Employee’s employment relationship with the Company, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or the Release, except as herein contained. Employee agrees that any and all claims which he might have had against the Company are fully released and discharged by this Separation Agreement and the Release, and that the only claims which he may hereafter assert against the Company will be derived only from an alleged breach of the terms of this Separation Agreement.
     15. Invalidity. In case any one or more of the provisions of this Separation Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Separation Agreement will not in any way be affected or impaired thereby.
     16. Voluntary and Knowing Action. The Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement, and that he is voluntarily entering into the Separation Agreement to resolve any disputes with the Company, and that he has not relied upon any statements made by the Company, its agents or attorneys.
     17. Governing Law and Jurisdiction. This Separation Agreement will be construed and enforced in accordance with the laws of the State of Minnesota. Jurisdiction and venue shall only be appropriate in Hennepin County, Minnesota.
     18. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement on the dates indicated at their respective signatures.

Dated: November 14, 2007	/s/ Richard A. Curtis

Richard A. Curtis, Employee

ATS MEDICAL, INC.

Dated: Novemebr 14, 2007	By:	/s/ Michael D. Dale

	Its:	President & CEO

EXHIBIT A
RELEASE
Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Company, as used herein, shall at all times mean ATS Medical, Inc., its parents, subsidiaries, successors and assigns, their affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, directors, employees and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

C.	My Claims mean all of the rights I have now to any relief of any kind from the Company, whether or not I now know about those rights, arising out of my employment with the Company, and my employment termination, including but not limited to, claims for breach of contract; fraud or misrepresentation; violation of the Minnesota Human Rights Act, the Age Discrimination in Employment Act, or other federal, state, or local civil rights laws based on age or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this release shall not affect any claims which could be made under any welfare benefit plan or any pension or retirement plan through the Company.
Agreement to Release My Claims. I am receiving a substantial amount of money paid by the Company. I agree to give up all My Claims against the Company in exchange for those payments specified in the attached Confidential Separation Agreement. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Company based on My Claims. The money I am receiving is a full and fair payment for the release of all My Claims. The Company does not owe me anything in addition to what I will be receiving.
I understand and agree that, notwithstanding anything to the contrary in this Release, nothing in this Release is intended to or shall: (a) impose any condition, penalty, or other limitation affecting my right to challenge this Release; (b) constitute an unlawful release or waiver of any of my rights under any laws; or (c) prevent, impede, or interfere with my ability or right to: (i) provide truthful testimony if under subpoena to do so; (ii) file any charge or complaint (including a challenge to the validity of this Release) with, or participate in an investigation or proceeding conducted by, the EEOC, the MDHR, or any other governmental entity; or (iii) respond as otherwise required and/or provided for by law. Notwithstanding anything to the contrary in this Release, nothing in this Release is intended to be or shall be construed to be a violation of any law.

Additional Agreements and Understandings. Even though the Company is paying me to release My Claims, the Company does not admit that it may be responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.
     I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) calendar days of signing it to reinstate state claims. To be effective, my rescission must be in writing and delivered to the Company in care of Ms. Barb Searle, ATS Medical, Inc., 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota, 55447, either by hand or by mail within the 15-day period. If sent by mail, the rescission must be:
1.	Postmarked within the 15-day period;

2.	Properly addressed to the Company; and

3.	Sent by certified mail, return receipt requested.
     I have read this Release carefully and understand all its terms. I have had an opportunity to discuss this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Company or its attorneys.
     I understand and agree that this Release, the Separation Agreement to which it is attached, and the Employment Agreement dated April 15, 2003 contain all the agreements between the Company and me. We have no other written or oral agreements.

Dated: November 14, 2007	/s/ Richard A. Curtis Richard A. Curtis, Employee